Exhibit 10.1

AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT
This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment No. 2”) is entered into as of August 5, 2016 (the “Effective Date”) by and between Gregg Appliances, Inc., an Indiana corporation (the “Company”) and Robert Riesbeck (“Executive”). The Company and Executive are referred to herein as the “parties.”
RECITALS
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of September 15, 2014 and that certain Amendment No. 1 dated as of January 1, 2016 (collectively, the “Employment Agreement”); and
WHEREAS, the parties desire to amend the Employment Agreement to appoint Executive as the President and Chief Executive Officer of the Company and to provide Executive certain increased base salary and bonus, and a prorated bonus if his employment is terminated without cause in connection with a change in control, and such other modifications as set forth herein.
NOW, THEREFORE, in consideration of the promises and obligations contained herein and in the Employment Agreement, the parties agree to amend the Employment Agreement as follows, with each such amendment to be effective on the Effective Date of this Amendment No 2:
AGREEMENT
1.
    Section 1.1 of the Employment Agreement shall be deleted and replaced with the following:
Employment. The Company and Executive agree that Executive will serve as the President and Chief Executive Officer of the Company, and continue to serve in the position of Chief Financial Officer until the Company appoints a new Chief Financial Officer, and will have those duties and responsibilities that the Board of Directors of the Company (the “Board”) assigns to Executive from time to time. Executive agrees to provide services to and/or serve as a member of the board of directors of any parent, subsidiary or affiliate of the Company (including hhgregg, Inc.), without additional consideration, as directed by the Board.
2.
    Section 1.2(a) of the Employment Agreement shall be deleted and replaced with the following:
(a)    Compensation and Benefits. During Executive’s employment, the Company will pay Executive an annualized base salary in the amount of Seven Hundred Thousand Dollars ($700,000.00), subject to standard payroll deductions and withholdings, payable in accordance with the Company’s customary payroll practices (“Base Salary). In addition, for each fiscal year during Executive’s employment, Executive shall be eligible to receive an annual bonus (the “Bonus”) based on a combination of the Company’s financial performance and Executive’s individual performance for each such year, as determined by the Board in consultation with the Compensation Committee of the Company. Executive’s target Bonus opportunity for each fiscal year shall be 100% of the Base Salary. Whether the performance metrics have been satisfied, underachieved or overachieved and the actual amount of the Bonus shall be determined in the sole discretion of the Board in consultation with the Compensation Committee of the Company. The Bonus, if any, for the current fiscal year shall be prorated to the Effective Date. The Bonus, if any, shall be paid within 120 days following the end of the fiscal year to which the Bonus relates. Notwithstanding the foregoing and subject to Section 1.7(d)(i), Executive must be employed on the last day of the fiscal year to which the Bonus relates to be eligible to receive any Bonus, and no Bonus or portion thereof shall be paid to or earned by Executive unless Executive is employed on the last day of such fiscal year to which the Bonus relates.
To the extent stock options or other equity awards are made available to Executive, Executive’s receipt of any such stock options or other equity awards are contingent upon Executive executing and fully complying with the terms of this Agreement.
3.
    Section 1.7(d)(i) of the Employment Agreement shall be deleted and replaced with the following:
(d)    Termination Because Of Change In Control.
(i)    Subject to Section 1.7(g), if the Company terminates Executive’s employment within twelve (12) months following a Change in Control (as defined below), the Company shall pay Executive, as “CIC Severance Benefits,” (A) an amount equivalent to twenty-four (24) months of Executive’s base salary, subject to applicable withholdings and deductions. Payment will be made ratably over the twenty-four (24) month period immediately following the termination of Executive’s employment, consistent with the customary payroll practices of the Company; and (B) for the year in which the termination occurs, a prorated Bonus for the portion of such year during which Executive was employed by the Company, contingent, however, on the satisfaction of any performance-based conditions relating to such Bonus. Provided, however, Executive will not be entitled to the CIC Severance Benefits discussed in this Section 1.7(d)(i) if Executive voluntarily resigns his employment or if the Company terminates his employment for Cause (as defined below).

4.
    A new Section 2.1(e) shall be added to the Employment Agreement as follows:
(e)    Exclusion. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) where the disclosure is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.
    Except as set forth in this Amendment No. 2, the Employment Agreement shall remain in full force and effect. The Employment Agreement, as superseded in part and amended by this Amendment No. 2, constitutes the entire agreement between the parties with respect to the subject matter therein and supersedes any and all other agreements or understandings, either oral or written, between the parties with respect to the subject matter herein. Any other amendment or modification to the Employment Agreement or this Amendment No. 2 must be in a writing executed by the parties hereto. This Amendment No. 2 may be signed in counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.
IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Employment Agreement as of the date first above written.

Dated: August 4, 2016	GREGG APPLIANCES, INC., an Indiana corporation By: /s/ Catherine Langham Name: Catherine Langham Title: Chairperson of the Board
Dated: August 5, 2016	EXECUTIVE /s/ Robert J. Riesbeck Robert Riesbeck

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